Exhibit 99.1
PRESS RELEASE

Ardea Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Media Contact:	Heidi Chokeir, Ph.D. Russo Partners, LLC (619) 528-2217 heidi.chokeir@russopartnersllc.com
Ardea Biosciences Announces Appointment of Felix J. Baker, Ph.D. to Board of Directors
SAN DIEGO, February 9, 2010 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced that Felix J. Baker, Ph.D., has been appointed to the Company’s Board of Directors. Dr. Baker is a managing partner of Baker Bros. Advisors, LLC, the manager and advisor to the funds of Baker Brothers Investments, Ardea’s largest shareholder.
“Ardea’s impressive accomplishments have made it an important company in our portfolio, so I am pleased to join the Board of Directors,” commented Dr. Baker. “We look forward to becoming more actively involved in its continued success.”
“Baker Brothers Investments has been a significant, long-term supporter of Ardea and has a well-deserved reputation for consistently understanding and backing high quality life sciences companies,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “We are pleased to have Dr. Baker join our board and we look forward to his insights, guidance and support at what is an exciting time in Ardea’s history.”
About Baker Brothers Advisors, Baker Brothers Investments and Felix Baker
Baker Bros. Advisors, LLC is the manager and advisor to the funds of Baker Brothers Investments. Baker Brothers Investments, founded by Felix and Julian Baker in 2000, is a family of long-term investment funds for major endowments and foundations, which are focused on publicly traded life sciences companies. Felix Baker began his career as a fund manager by co- founding a biotechnology investment partnership in 1994. Felix Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate in development for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK), is being developed under a global license agreement with Bayer HealthCare AG. RDEA119 is currently being evaluated in advanced cancer patients of different tumor types as a single agent in a Phase 1 study as well as in combination with sorafenib (Nexavar®, Bayer HealthCare, Onyx Pharmaceuticals, Inc.) in a Phase 1/2 study. RDEA806, for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806, RDEA427 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs and risks related to the outcome of our business development activities, including collaboration or licensing agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
###